Exhibit 99

press release

Farmers & Merchants State Bank	First Place Bank
1313 S. Defiance Street	185 East Market Street
Archbold, Ohio 43502	Warren, Ohio 44481
Contact: Marty Filogamo	Contact: Debra Bish
Phone: (419) 446-2501	Phone: (330) 373-1221 x-2128
FOR IMMEDIATE RELEASE
Farmers & Merchants State Bank Announces Agreement to Acquire Hicksville
Branch of First Place Bank
Release — March 25, 2010
Archbold, Ohio
Paul Siebenmorgen, President and CEO of Farmers & Merchants State Bank (the “Bank”), today announced that the Bank has entered into an agreement with First Place Bank to acquire the assets and assume the liabilities of the Hicksville, Ohio branch office of First Place Bank. The branch has approximately $28 Million in deposits.
The transaction is subject to regulatory approval and other customary closing conditions. It is expected that the transaction will be consummated during the third quarter of 2010. The financial terms of the transaction were not disclosed.
Commenting on the transaction, Mr. Siebenmorgen stated: “We are very pleased to continue our expansion with this transaction. The Hicksville office will complement our existing branch network, including expanding our presence in Defiance County, and allow us to provide the high level of service for which our community bank is known. We look forward to continuing to serve the Hicksville community.”
About Farmers & Merchants State Bank
Farmers & Merchants State Bank, headquartered in Archbold, Ohio, currently operates 18 offices within Defiance, Fulton, Henry, Williams and Wood Counties, Ohio and DeKalb and Steuben Counties, Indiana. It is a wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc., a bank holding company also based in Archbold, Ohio. Farmers & Merchants Bancorp, Inc. and had total assets of approximately $850 million as of year-end 2009.